UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 3, 2005

Colorado Wyoming Reserve Company

(Exact name of Registrant as specified in its charter)

Wyoming	000-09482	83-0246080
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

751 Horizon Court, Suite 205, Grand Junction, Colorado	81506
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (970) 255-9995

 N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.   Other Events.

Colorado Wyoming Reserve Company (“CWYR”) confirmed its proprietary “3-D” Seismic Science with two exploratory successes at its Paradox Basin Exploration Project in Southeast Utah. stated Kim M. Fuerst, Chairman and Chief Executive Officer of CWYR.

The science, four years under development, has been confirmed by the completion of the Federal 1-31 and the Evelyn Chambers wells on the West Lisbon structure, 3 ½ miles southwest of the 155 million barrel oil equivalent Lisbon Field in the same Mississippian formation.

Both wells tested in the range of 2 MMCFD in the formation analogous to the productive formation at Lisbon.

The wells are awaiting pipeline contract and hook-up.

The Company owns 10.6% APO of this 700-acre structure and 10.6% of the surrounding 8,960 acres.  Further additional seismic work in light of this successful discovery is anticipated on the structure.

The Company owns 42 ½ % of two other, “3-D” delineated, structures in the Paradox Basin Project.  Additionally, the Company will have 42 ½ % of two other, tentatively identified, structures in the area.

This fall the Company plans additional “3-D” Seismic science work in the whole of the Paradox Basin Project area as well as a development drilling program in the West Lisbon structure.  Also this summer the two delineated structures are anticipated to be explored.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COLORADO WYOMING RESERVE COMPANY

By:

     /s/ Kim M. Fuerst

Name: Kim M. Fuerst

Title: President, Chief Executive

          Officer and Chairman

Dated: March 3, 2005